FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282944-03

NEW ISSUE CMBS:	MSBAM 2025-5C2
CO-LEAD MANAGERS & BOOKRUNNERS:	Morgan Stanley, BofA Securities, and KeyBanc Capital Markets
CO-MANAGERS:	Academy Securities, Inc. and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CLASS	EXPECTED RATINGS (S&P/FITCH/KBRA)	AVAILABLE SIZE($MM)	~PROCEEDS ($MM)	IPTs	PROCESS
X-A	AAA(sf)/AAAsf/AAA(sf)	$477.775	~$25.915+	J-15a	Regular syndication
X-B	NR/A-sf/AAA(sf)	$128.823	~$3.748+	J-15a	AUCTION-> BFF bids due tomorrow at 12:30pm ET (10/29)

POOL BALANCE:	$713,549,500
NUMBER OF LOANS/PROPERTIES:	36 / 164
WA MORTGAGE INT. RATE:	6.1659%
WA CUT-OFF LTV:	59.9%
WA UW NCF DSCR:	1.62x
WA UW NOI DEBT YLD:	10.3%
WA ORIG TERM TO MATURITY:	60
WA ORIG AMORTIZING TERM:	NAP
TEN LARGEST LOANS:	59.4%
LOAN SELLERS:	MSMCH (42.1%), BANA (21.4%), SMC (19.6%), KBNA (15.1%), MSMCH/BANA (1.8%)
TOP 5 STATES:	NY (34.6%), MA (13.2%), TX (11.5%), IN (7.6%), WA (7.5%)
TOP 5 PROPERTY TYPES:	MF (31.0%), MU (27.3%), OF (11.1%), RT (8.4%), SS (7.9%)
RISK RETENTION:	Eligible vertical interest and eligible horizontal residual interest
MASTER SERVICER:	Trimont LLC
SPECIAL SERVICER:	LNR Partners, LLC
TRUSTEE:	Deutsche Bank National Trust Company
CERT ADMIN:	Computershare Trust Company, National Association
TRUST ADVISOR:	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP:	Starwood Mortgage Capital LLC
EXPECTED PRICING:	Week of October 27, 2025
EXPECTED SETTLEMENT:	November 13, 2025

The depositor has filed a registration statement (including a prospectus) with the SEC (File No. 333-282944) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com.

THE ASSET-BACKED SECURITIES REFERRED TO IN THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED.  IN PARTICULAR, YOU ARE ADVISED THAT ASSET-BACKED SECURITIES, AND THE ASSET POOLS BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING, AMONG OTHER THINGS, THE POSSIBILITY THAT ONE OR MORE CLASSES OF SECURITIES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL OFFERING DOCUMENT.  AS A RESULT, YOU MAY COMMIT TO PURCHASE SECURITIES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE SECURITIES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  OUR OBLIGATION TO SELL SECURITIES TO YOU IS CONDITIONED ON THE SECURITIES AND THE UNDERLYING TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  IF WE DETERMINE THAT CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, WE WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY OR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE SECURITIES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN US AS A CONSEQUENCE OF THE NON-DELIVERY.

**** IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS: ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THIS E-MAIL OR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS MATERIAL MAY HAVE BEEN ATTACHED ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED.  SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. ****

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